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EXHIBIT 23.6


                                                       September 22, 1997



Zions Bancorporation,
   One South Main,
      Suite 1380,
        Salt Lake City, Utah 84111.

Dear Sirs:

    We hereby consent to the filing of our opinion, dated August 1, 1997, addressed to Zions Bancorporation as an exhibit to the Registration Statement on Form S-4 of Zions Bancorporation (the "Registration Statement") and the reference to us under the headings "Summary -- The Merger -- Certain Federal Income Tax Consequences," "The Merger -- Certain Federal Income Tax Consequences" and "The Merger Agreement -- Conditions" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,


                                        Sullivan & Cromwell